                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              -----------------------------------------------------

                                 SCHEDULE 14D-9
                      Solicitation/Recommendation Statement
                             under Section 14(d)(4)
                     of the Securities Exchange Act of 1934

                                NTS-Properties IV
                            (Name of Subject Company)

                                NTS-Properties IV
                       (Names of Person Filing Statement)

                          LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                    62942E209
                      (CUSIP Number of Class of Securities)

                     J.D. Nichols, Managing General Partner
                                       of
                          NTS-PROPERTIES ASSOCIATES IV
                             10172 Linn Station Road
                           Louisville, Kentucky 40223
                                 (502) 426-4800
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

                                    Copy to:

                               Mark Borrelli, Esq.
                             Shefsky & Froelich Ltd.
                      444 North Michigan Avenue, Suite 2500
                             Chicago, Illinois 60611
                                 (312) 836-4014

|X|  Check the box if the filing relates  solely to  preliminary  communications made before the commencement of a tender offer.

Item 9.  Material to be Filed as Exhibits.

(a)(1)(i)  Notice Sent by the  Partnership  to Limited  Partners  dated July 27,
           2001.

                                        2

                                    SIGNATURE

     After due inquiry  and to the best of my  knowledge  and belief,  I certify that the information set forth in this statement is true, complete and correct.

Date:    July 27, 2001       NTS-PROPERTIES IV, a Kentucky limited
                             partnership

                             By:      NTS-PROPERTIES ASSOCIATES IV, a
                                      Kentucky limited partnership and General
                                      Partner

                             By:       /s/ J.D. Nichols
                                      ------------------------------------------
                                      J.D. Nichols, Managing General Partner

                                        3

                                    EXHIBITS

Exhibit
Number              Description
------              -----------
(a)(1)(i)           Notice Sent by the Partnership to Limited Partners dated
                    July 27, 2001.